EXHIBIT 4

BYLAWS
of
UNION BANK, NATIONAL ASSOCIATION
(Restated as of January 27, 2010)

ARTICLE I
Meetings of Shareholders

Section 1.1.     Annual Meeting.  The annual meeting of the shareholders shall be held each year on the date and at the time specified by the Board of Directors.  At each annual meeting the shareholders shall elect directors and transact such other business as may properly be brought before the meeting.

Notice of such meeting shall be mailed, postage prepaid, at least ten days and no more than 60 days prior to the date thereof by first class mail addressed to each shareholder at his address appearing on the books of the Association; provided, however, that the shareholders may waive notice of the annual meeting.

If for any cause an election of directors is not made on said day, the board of directors shall order the election to be held on some subsequent day, as soon thereafter as practicable, according to the provisions of law; and notice thereof shall be given in the manner herein provided for the annual meeting.

Section 1.2.     Special Meetings.  Except as otherwise specifically provided by statute, special meetings of the shareholders of this Association may be called for any purpose at any time by the board of directors, the chairman of the board, the deputy chairman of the board, the president or by the majority shareholder of this Association.  Every such special meeting unless otherwise provided by law shall be called by mailing, first-class postage prepaid, not less than ten days prior to the date fixed for such meeting to each shareholder at his address appearing on the books of this Association, a notice stating the purpose of the meeting, provided that said notice may be waived by a majority shareholder.

Section 1.3.     Nomination for Director.  Nominations for election to the board of directors may be made by the board of directors or by any shareholder of any outstanding capital stock of the Association entitled to vote for the election of directors.

Section 1.4.     Proxies.  Shareholders may vote at any meeting of the shareholders by proxies duly authorized in writing, but no officer or employee of this Association shall act as proxy.

Section 1.5.     Quorum.  The presence in person or by proxy of persons entitled to vote a majority of the issued and outstanding stock of this Association shall constitute a quorum for the transaction of business at any annual or special meeting of the shareholders, unless otherwise provided by law; but less than a quorum may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice.  A majority of the votes cast shall decide every question or matter submitted to the shareholders  at any meeting unless otherwise provided by law of by the Articles of Association.

Section 1.6.     Action by Shareholders.  Except as provided by law, any action required to be taken at any annual or special meetings of the shareholders of this Association, or any action which may be taken at any annual or special meetings of the shareholders may be taken without a meeting and without a vote, if a consent in writing, setting forth the actions so taken, shall be signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at the meeting at which all shareholders entitled to vote thereon were present and voted.

ARTICLE II

Directors

Section 2.1.     Board of Directors.  The board of directors (henceforth referred to as the board) shall have the power to manage and administer the business and affairs of the Association.  Except as specifically limited by law, all corporate powers of the Association shall be vested in and may be exercised by said board.

Section 2.2.     Number.  The board shall consist of not less than five nor more than twenty-five individuals, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full board or by resolution of the shareholders at any meeting thereof; provided, however, that a majority of the full board may not increase the number of directors to a number which; (i) exceeds by more than two the number of directors last elected by shareholders where such number was fifteen or less; or (ii) to a number that exceeds by more than four the number of directors last elected by shareholders where such number was sixteen or more, but in no event shall the number of directors exceed twenty-five.

Section 2.3.     Organizational Meeting.  There shall be a meeting of the board immediately following the election of the board at the annual meeting of shareholders which meeting shall be held for the purpose of organization; no notice of such meeting need be given. If at the time fixed for such meeting there shall not be a quorum present, the directors present may adjourn the meeting from time to time until a quorum is obtained.

At such meeting, the board shall elect a chairman of the board, a president, a deputy chairman of the board and one or more vice chairmen of the board.  The chairman shall preside at all directors' meetings and in his absence, the president and, then, in his absence, the deputy chairman and, in his absence, a vice chairman of the board shall preside at such meetings.  In the absence of the chairman of the board, the president, the deputy chairman and the vice chairmen of the board, the board may appoint a chairman pro-tempore.

Section 2.4.     Place, Date and Time of Regular Meetings.  Regular meetings of the Board of Directors may be held without notice at such places within or without the State of California and on such dates and at such times as the Board may from time to time determine by resolution or written consent.

Section 2.5.     Special Meetings.  Special meetings of the board may be called by the chairman, the president, the deputy chairman or by a majority of the board, of which notice shall be given to each director personally by telephone or facsimile, electronic mail or other electronic means or by leaving a written or printed notice at, or by mailing such notice to, the Director’s residence or place of business at least 24 hours before the time appointed for such meeting, provided that said notice may be waived by a written consent by all the directors entitled to vote at such meeting.

Section 2.6.     Quorum.  A majority of the board then in office shall constitute a quorum for the transaction of business at any meeting except when otherwise provided by law; but a less number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice.

Section 2.7.     Participation by Communications Equipment.  Members of the Board may participate in a meeting through use of conference telephone, electronic video screen communication or other communications equipment, so long as all members participating in such meetings can communicate with all of the other members concurrently and are provided the means of participating in all matters before the Board, and the Association confirms that the person communicating by telephone, electronic video screen or other communications equipment is a director entitled to participate in the Board meeting and that all statements, actions and votes were made by such director.  Such participation constitutes presence in person at such meeting.

Section 2.8.     Action Without A Meeting.  Any action required or permitted to be taken by the board may be taken without a meeting, if all members of the board eligible to vote shall individually or collectively consent in writing or by electronic transmission to the action.  The written consent or consents or a written copy of the electronic transmission or transmissions shall be filed with the minutes of the proceedings of the board of directors.  Such action by written consent or electronic transmission shall have the same effect as a unanimous vote of directors.

Section 2.9.     Vacancies.  The directors shall hold office for one year or until their successors are elected and have qualified.  Any vacancies occurring in the membership of the board shall be filled by appointment for the unexpired term by the remaining members of the board, though less than a quorum, in accordance with the laws of the United States.

ARTICLE III

Committees of the Board

Section 3.1.     Committees of the Board of Directors.  The Board of Directors may, by resolution adopted by a majority of the authorized number of directors, designate one or more committees from time to time, each consisting of two or more directors to serve at the pleasure of the Board.  In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not the member or members present constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the Board of Directors shall have all the authority of the Board, except powers to amend the Articles of Association, to adopt an agreement of merger or consolidation, to recommend to the shareholders the sale, lease or exchange of all or substantially all of the Association’s property and assets, to recommend to the shareholders a dissolution of the Association or a revocation of a dissolution, to amend the bylaws of the Association, to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger.

ARTICLE IV

Officers

Section 4.1.     Officers.  The officers of this Association shall be a Chairman of the Board, a President and Chief Executive Officer, a Deputy Chairman, one or more Vice Chairman of the Board, a Chief Financial Officer, a Chief Credit Officer, a Chief Risk Officer, a Chief Auditor, a Chief Credit Examiner, a Chief Compliance Officer, one or more Senior Executive Vice Presidents, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, one or more Assistant Vice Presidents, a Secretary, one or more Assistant Secretaries, one or more Trust Officers, one or more Assistant Trust Officers, a Manager and one or more Assistant Managers for each of the branches of this Association, and such other officers as may be required from time to time for the prompt and orderly transaction of its business, to be elected or appointed by the Board; provided, however, that the Board may assign by resolution the authority to appoint, define duties, reassign and dismiss such officers as it shall from time to time determine.  Such officers shall respectively exercise such powers and perform such duties as pertain to their several offices, or as may be conferred upon, or designated to, them by the Board or other officers to whom such authority has been delegated and assigned.

Section 4.2.     Certain Officers to be Directors.  The chairman of the board, the president, the deputy chairman of the board and the vice chairmen of the board of the Association shall be members of the board.

Section 4.3.     Chairman, President, Deputy Chairman and Vice Chairmen.  The chairman of the board shall preside at all shareholders' meetings and all meetings of the board unless he delegates this duty to the President or Deputy Chairman.  In the absence or disability of the chairman of the board, the following shall perform the duties and have the powers of the chairman of the board in the order set forth:

President and Chief Executive Officer

Deputy Chairman

Vice Chairmen in the order designated by the Board.

Section 4.4.     President and Chief Executive Officer. The president shall have general and active management of the business of the Association, and shall have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the office of president or prescribed by these bylaws.  The president shall be the chief executive officer.

Section 4.5.     Chief Financial Officer.  The Chief Financial Officer shall be the principal financial officer of the Association and shall perform the duties imposed upon him by these Bylaws or the Board of Directors.

Section 4.6.     Tenure.  The chairman of the board, the president, the deputy chairman of the board and the vice chairmen of the board shall hold their offices for the current year for which the board, of which they are members, was elected and qualified, unless they shall resign, become disqualified or be removed.  Any vacancy occurring in any of such offices shall be filled by appointment by the remaining members of the board, though not a quorum.  All other officers shall be elected to hold their offices respectively during the pleasure of the board; provided, however, that the board may assign by resolution the dismissing of such officers as it shall from time to time determine.

Section 4.7.     Secretary.  The secretary shall keep a record of all votes, meetings and proceedings of the board and of the shareholders and of all other matters required to be placed in the minute book, shall enter all bylaws and all amendments thereto and note all changes or repeals thereof in the book of bylaws, shall have charge of the corporate seal of this Association and affix the same to all certificates of stock and as directed by the board, and shall care for and preserve all papers, documents and books placed in his custody.  The secretary shall have the power to take any action and execute any document required by law to be taken or executed by a cashier.  Duplicates of the corporate seal of this Association shall be placed in the charge of such managers and assistant managers of branches of this Association as are designated by the Secretary; and any one of the managers or assistant managers so designated may affix the corporate seal to documents or papers requiring the same.  The assistant secretaries shall have all the powers, and, in the absence of the secretary, duties of the secretary.

ARTICLE V

Emergency Provisions

Section 5.1.     Emergency Defined.  “Emergency” as used in this Article VI means disorder, disturbance or damage caused by disaster, war, enemy attack or other warlike acts which prevent conduct and management of the affairs and business of the Association by the Board of Directors and officers.  The powers and duties conferred and imposed by this Article and any resolutions adopted pursuant hereto shall be effective only during an emergency.  This Article may be implemented from time to time by resolutions adopted by the Board of Directors before or during an emergency, or during an emergency by the Nominating & Governance Committee of the Board of Directors constituted and then acting pursuant thereto.  During an emergency, the provisions of this Article and any implementing resolutions shall supercede any conflicting provision of any Article of these Bylaws or resolutions adopted pursuant thereto.

Section 5.2.     Alternate Locations. During an emergency, the business  ordinarily conducted at the principal executive office of the Association shall, if so permitted by applicable statutes or regulations, be relocated elsewhere in suitable quarters, as may be designated by the board of directors or by the Nominating & Governance Committee of the Board of Directors or by such persons as are then, in accordance with these bylaws or resolutions adopted from time to time by the board of directors, dealing with the exercise of authority in a time of such emergency, conducting the affairs of this Association.  Any temporarily relocated place of business of this Association shall be returned to its legally authorized location as soon as practicable and such temporary place of business shall then be discontinued.

Section 5.3.     Alternate Management.

(a) In the event of a state of disaster of sufficient severity to prevent the conduct and management of the affairs of business of this Association by its directors and officers as contemplated by these bylaws, any available members of the then incumbent Nominating & Governance Committee of the Board shall constitute an Interim Nominating & Governance Committee for the full conduct and management of the affairs and business of the Association..

(b) If as a result of a state of disaster as described under 5.3(a) above, the chief executive officer is unable or unavailable to act, then until such chief executive officer becomes able and available to act or a new chief executive officer is appointed or elected, the senior surviving officer who is able and available to act shall act as the chief executive officer of this Association.  If a person in good faith assumes the powers of the chief executive officer pursuant to these provisions in the belief he is the senior surviving officer and the office of the chief executive officer is vacant, the acts of such a person shall be valid and binding although it may subsequently develop that he was not in fact the senior surviving officer or that the office was not in fact vacant.

(c) No officer, director or employee acting in accordance with these Emergency Provisions shall be liable except for willful misconduct.

Section 5.4.     Chairman of Nominating & Governance Committee.  For the purposes of all actions by the Nominating & Governance Committee pursuant to this Article V, the Chairman of the Nominating & Governance Committee shall be (1) the Chief Executive Officer, or if the Chief Executive Officer is not available, then (2) the Lead Director, or if the Lead Director is not available, then (3) the then incumbent Chairman of the Nominating & Governance Committee.

ARTICLE VI

Certificates and Transfer of Stock

Section 6.1.     Stock Certificates.  Certificates of stock in the form adopted by the board shall be issued to the shareholders of this Association according to the number of shares belonging to each respectively.  Such certificates shall be transferable by endorsement and delivery thereof, but the transfer shall not be complete and binding on this Association until recorded upon the books of the Association, or its transfer agent, if any.

All certificates of stock shall bear the corporate seal of this Association which may be in the form of a facsimile of such seal imprinted or otherwise reproduced thereon and shall be signed by the chairman of the board or the deputy chairman of the board and the secretary, or an assistant secretary, provided that such signatures upon the certificates may be but need not be facsimiles of the signatures of said officers imprinted or otherwise reproduced upon the certificates.

All certificates of stock which have been transferred as aforesaid shall be properly canceled and preserved.

Section 6.2.     Transfer of Stock.  No new certificate shall be issued in lieu of an old one unless the latter is surrendered and canceled at the same time.  If, however, a certificate be lost or destroyed the board may order a new certificate issued upon such terms, conditions and guaranties as the board may see fit to impose.

Section 6.3.     Fractional Shares.  The Association shall not be obliged to issue any certificates of stock evidencing, either singly or with other shares, any fractional part of a share, or any undivided interests in shares, but it may do so if the board shall so resolve.

Section 6.4.     Ownership.  The person, firm or corporation in whose name shares of stock stand on the books of the Association, whether individually or as trustee, pledgee or otherwise, may be recognized and treated by the Association as the absolute owner of the shares, and the Association shall in no event be obligated to deal with or to recognize the rights or interests of other persons in such shares, or in any part thereof.

Section 6.5.     Fixing Record Date. The board may by resolution fix a record date for determining the  shareholders entitled to notice of and to vote at any meeting of shareholders, which date shall be in reasonable proximity to the date of giving notice to the shareholders of such meeting.

ARTICLE VII

Records

Section 7.1.     The organization papers of this Association, the proceedings of all regular and special meetings of the board and of the shareholders and reports of the committees of directors shall be recorded in the minute book; and the minutes of each meeting shall be signed by the secretary and attested by the presiding officer.

Section 7.2.     Books and records of account and minutes of the proceedings of the shareholders, Board and committees of the Board and a record of the shareholders, giving the names and address of all shareholders and the number of shares held by each, shall be kept at the Head Office or at the office of the Association’s transfer agent and shall be open to inspection upon the written demand on the Association of any shareholder at any reasonable time during usual business hours, for a purpose reasonably related to such holder’s interests as a shareholder.

Every director shall have the absolute right at any reasonable time to inspect and copy all books, records and documents or every kind and to inspect the physical properties of the Association and its subsidiary corporations, domestic or foreign.  Such inspection by a director may be made in person or by agent or attorney and includes the right to copy and make extracts.

ARTICLE VIII

Corporate Seal

Section 8.1.     The Association shall have a corporate seal upon which shall be inscribed:

UNION BANK, NATIONAL ASSOCIATION

Incorporated 1864

ARTICLE IX

Bylaws

Section 9.1.     Bylaw Amendments.  These Bylaws may be amended, changed, or repealed by a majority of the directors acting at any meeting of the board regularly called and held.

ARTICLE X

Governance

Section 10.1.     Governance.  To the extent not inconsistent with applicable Federal banking statutes or regulations, or bank safety and soundness, this Association will follow the corporate governance procedures of the Delaware General Corporation Law, Del. Code Ann. tit.8 (1991, as amended 1994, and as amended thereafter).